Exhibit (a)(2)

[MSO Letterhead]

September 26, 2003

Dear             :

This letter is to notify you that Martha Stewart Living Omnimedia, Inc. (the “Company”) is conducting a stock option exchange program. This is a voluntary program for certain executives who were granted options under the Company’s Amended and Restated 1999 Stock Incentive Plan to purchase shares of Class A common stock of the Company at an exercise price above $8.00 per share (“eligible options”). As an Assistant Vice President, Vice President, Senior Vice President, Executive Vice President or Senior Executive Vice President of the Company who holds eligible options, you may elect to exchange all of your eligible options for a restricted stock unit award. Each restricted stock unit represents the right to receive one share of our Class A Common stock, subject to certain vesting requirements described in the accompanying offering materials.

The number of restricted stock units you will receive for your options is determined by the current value of your options (as determined by the Company for purposes of this offer) and the closing stock price at the time the offer expires. The value of your options was determined pursuant to a methodology described in the enclosed offering materials. Once the closing stock price at the expiration of the offer is determined, we will divide your aggregate option value by that price to determine the number of restricted stock units you will receive, rounding up or down to the nearest whole number.

Attached to this letter as Exhibit A is a Letter of Transmittal that you must return to us in order to participate in the exchange program. The Letter of Transmittal sets forth certain information regarding your eligible options, including the value of your eligible options for purposes of this offer. By virtue of the methodology used to determine the number of restricted stock units you will receive, the initial value of your restricted stock unit award will, subject to the rounding described in the prior paragraph, equal the determined value of your eligible options. However, following the grant date, the value of the award will fluctuate with the value of our common stock.

The accompanying documents describe this stock option exchange program in detail, including possible benefits and risks of this program. Please take the time to review the documents and instructions enclosed with this letter and consider your decision carefully.

We are conducting this offer to provide you with an alternative means of realizing value from your existing equity awards. We make no recommendations as to whether you should participate in the option exchange program, and we recommend that you consult with your own advisors regarding your decision.

If you decide to participate in the program, you need to complete and return the attached Letter of Transmittal to us in accordance with the instructions contained in the accompanying offering materials no later than 11:59 P.M., EASTERN STANDARD TIME, ON OCTOBER 24, 2003 (or, if we extend the offer period, a later date we will specify).

All questions about this offer should be emailed to stockoptions@marthastewart.com. The Company will attempt to respond to all questions either at the question and answer sessions organized by the Human Resources department or otherwise.

Sincerely,

/s/ Sharon Patrick

Sharon Patrick President and Chief Executive Officer

Enclosures

Exhibit A

MARTHA STEWART LIVING OMNIMEDIA, INC.
(the “Company”)

LETTER OF TRANSMITTAL

To Martha Stewart Living Omnimedia, Inc.:

     I am a participant in the Company’s Amended and Restated 1999 Stock Incentive Plan and am currently employed by the Company. I have received from the Company the offering materials filed with the Securities and Exchange Commission on Schedule TO on September 25, 2003 describing the offer to exchange certain stock options for a restricted stock unit award (the “offering materials”), and I am eligible to participate in the offer. I have reviewed the list of my eligible options and related information that the Company has set forth on Schedule A to this Letter of Transmittal, and understand that, by participating in the exchange offer, I agree to exchange all of these eligible options.

     In return for my eligible options, I understand that the Company will grant me a Restricted Stock Unit Award pursuant to which, as described further in the offering materials, I will receive restricted stock units, each representing the right to receive one share of our Class A common stock and each being subject to the vesting and forfeiture provisions set forth in the offering materials. I further understand that the number of restricted stock units for which my eligible options will be exchanged is dependent on the closing stock price of our Class A common stock on the date the offer expires and the value of my options that I am exchanging, as determined for purposes of this offer. I realize that the closing stock price cannot be determined until the date the offer expires, at which time the Company will divide my aggregate option value by that closing stock price to determine the number of restricted stock units that I will receive. I understand that this number will be rounded up or down to the nearest whole number, and that no fractional restricted stock units will be awarded to me. I understand that the value of my restricted stock unit award on the day it is granted to me will be $         , subject to the rounding described in the previous sentence. I also understand that after the grant date, the value of my award will fluctuate with the price of the Company’s Class A common stock.

     For purposes of participating in the exchange offer, I hereby give up my entire ownership interest in all of my eligible options, and understand that such options will become null and void as of the date that the offer expires.

     I acknowledge that, subject to certain exceptions described in the offering materials, I will be unable to revoke the election described in this Letter of Transmittal after the exchange offer expires, which is currently scheduled to occur at 11:59 P.M., Eastern Standard Time, on October 24, 2003.

     I hereby elect to participate in the exchange offer dated September 26, 2003 with respect to all of my eligible options.

Signature of Holder

Print Name:

Home Telephone:

Date:

Address:

Schedule A
Martha Stewart Living Omnimedia, Inc.
Restricted Stock Exchange Offer

Value of
					Eligible			Eligible		Options for
Social Security					Options			Options	Value per	Purposes of
Number	Last Name	First Name	Grant Date	Option Price	Granted	Exercised	Canceled	Outstanding	option	the Offer